Exhibit 10.2
AMENDMENT 2026-1 TO THE
UNISYS CORPORATION
2005 DEFERRED COMPENSATION PLAN
PLAN FREEZE AMENDMENT
July 28, 2026

    WHEREAS, Unisys Corporation (the “Company”), maintains the Unisys Corporation 2005 Deferred Compensation Plan, as amended from time to time, (the “Plan”) for the benefit of certain eligible employees of the Company;
    WHEREAS, the Board of Directors of the Company (the “Board”) reviewed a recommendation from the Compensation and Human Resources Committee of the Board that the Plan be frozen, with respect to future participation and deferral elections;
WHEREAS, pursuant to resolutions adopted by the Board on July 24, 2026, the Board has approved amendments to the Plan that the Plan be amended to freeze future participation and the making of new deferral elections and Company contributions under the Plan with respect to compensation earned for periods beginning on or after January 1, 2027, subject to the continued administration of valid deferral elections made with respect to compensation earned before January 1, 2027, in accordance with the terms of the Plan (i.e., the freeze shall not affect the deferral of incentive compensation earned with respect to the 2026 performance year, to the extent made pursuant to a valid and timely deferral election under the Plan);
WHEREAS, pursuant to Section 8.1 of the Plan, the Board may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate the Plan in its entirety, subject to certain limitations set forth in the Plan; and
WHEREAS, the Board has authorized and directed that an appropriate officer of the Company has the authority to prepare, execute and implement any amendments to the Plan necessary or appropriate to effectuate the intent of the resolutions adopted by the Board on July 24, 2026 relating to the freeze of the Plan.
    NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of January 1, 2027:
1.    A new Article I-A shall be added to the Plan immediately following Article I of the Plan to provide as follows:
“ARTICLE I-A
PLAN FREEZE

1.1-A.    Implementation of Plan Freeze. The Plan is hereby frozen as of January 1, 2027 (the “Freeze Effective Date”). Notwithstanding any provision of the Plan to the contrary, on and after the Freeze Effective Date: (i) no new Eligible Executive shall be permitted to participate in the Plan, (ii) no new Deferral Election by an Eligible Executive to defer compensation or Performance Unit Compensation from the Company, as described in Section 3.1 of the Plan, earned for periods beginning on or after the Freeze Effective Date, shall be permitted under the Plan (including any Deferral Election that would otherwise roll forward and apply automatically in respect of future calendar years, which Deferral Elections shall be deemed null and void with respect to calendar years beginning on and after the Freeze Effective Date ); and (iii) no Corporation Contributions, matching contributions or other credits shall be made with respect to the Plan with respect to compensation earned for periods beginning on or after the Freeze Effective Date. Notwithstanding the immediately preceding sentence, amounts credited to Participant Accounts before the Freeze

Effective Date (and amounts credited to Participant Accounts after the Freeze Effective Date pursuant to valid Deferral Elections made with respect to compensation earned before the Freeze Effective Date in accordance with the terms of the Plan (i.e., the deferral of Annual Incentive Pay with respect to the 2026 performance year)) shall remain subject to the terms of the Plan and the Participant’s Deferral Election, including applicable investment crediting (as described in Article VI of the Plan), distribution (as described in Article VII of the Plan) and administrative provisions (as described in Section 8.2 of the Plan), and shall not be affected by the foregoing freeze of the Plan.”

2.    All terms and conditions of the Plan, other than those specifically amended herein, shall be unaffected by this Amendment 2026-1 and shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment 2026-1 to the Unisys Corporation 2005 Deferred Compensation Plan is hereby executed this 28th day of July, 2026.

                    UNISYS CORPORATION

                    By:_/s/ Kristen Prohl______________________
                     Senior Vice President, General Counsel, Corporate
Secretary and Chief Administration Officer
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